As filed with the Securities and Exchange Commission on December 17, 2025

Registration No. 333-260325

Registration No. 333-213817

Registration No. 333-177834

Registration No. 333-144595

Registration No. 333-10622

Registration No. 33-69792

Registration No. 33-64208

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-260325

Form S-8 Registration Statement No. 333-213817

Form S-8 Registration Statement No. 333-177834

Form S-8 Registration Statement No. 333-144595

Form S-8 Registration Statement No. 333-10622

Form S-8 Registration Statement No. 33-69792

Form S-8 Registration Statement No. 33-64208

UNDER

THE SECURITIES ACT OF 1933

SAPIENS INTERNATIONAL CORPORATION N.V.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Azrieli Center
26 Harokmim St.
Holon, 5885800 Israel
(Address of Principal Executive Offices) (Zip Code)

Sapiens International Corporation N.V. 2021 Share Incentive Plan

Sapiens International Corporation N.V. 2011 Share Incentive Plan

Sapiens International Corporation N.V. 2005 Special Incentive Share Option Plan

Sapiens International Corporation N.V. 2003 Share Option Plan

Sapiens International Corporation N.V. 1992 Stock Option and Incentive Plan, as amended by the Amended and Restated Share Option Plan

(Full Title of the Plans)

Sapiens Americas Corporation

801 Corporate Center Drive, Suite 320

Raleigh, NC 27607

(919) 405-1500
(Name, Address and Phone Number of Agent for Service)

With copies to:

Mike Rimon

Ran Camchy

Matthew Rudolph

Meitar Law Offices

16 Abba Hillel Road

Ramat Gan, Israel 5250608

+972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”) is being filed by Sapiens International Corporation N.V., a Cayman Islands exempted company (the “Registrant”), to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (Registration No. 333-260325), filed by the Registrant with the SEC on October 18, 2021, pertaining to the registration of the securities described in such statement under the Sapiens International Corporation N.V. 2021 Share Incentive Plan (the “2021 Plan”);

●	Registration Statement on Form S-8 (Registration No. 333-213817), filed by the Registrant with the SEC on September 27, 2016, pertaining to the registration of the securities described in such statement under the Sapiens International Corporation N.V. 2011 Share Incentive Plan (the “2011 Plan”);

●	Registration Statement on Form S-8 (Registration No. 333-177834), filed by the Registrant with the SEC on November 9, 2011, pertaining to the registration of the securities described in such statement under the 2011 Plan;

●	Registration Statement on Form S-8 (Registration No. 333-144595), filed by the Registrant with the SEC on July 16, 2007, pertaining to the registration of the securities described in such statement under (i) the Sapiens International Corporation N.V. 1992 Stock Option and Incentive Plan, as amended by the Amended and Restated Share Option Plan filed on July 22, 1999 (the “1992 Plan”), (ii) the Sapiens International Corporation N.V. 2003 Share Option Plan (the “2003 Plan”) and (iii) the Sapiens International Corporation N.V. 2005 Special Incentive Share Option Plan (the “2005 Plan”);

●	Registration Statement on Form S-8 (Registration No. 333-10622), filed by the Registrant with the SEC on July 22, 1999, pertaining to the registration of the securities described in such statement under the 1992 Plan;

●	Registration Statement on Form S-8 (Registration No. 33-69792), filed by the Registrant with the SEC on October 1, 1993, pertaining to the registration of the securities described in such statement under the 1992 Plan; and

●	Registration Statement on Form S-8 (Registration No. 33-64208), filed by the Registrant with the SEC on June 9, 1993, pertaining to the registration of the securities described in such statement under the 1992 Plan.

On December 17, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of August 12, 2025 (the “Merger Agreement”), by and among the Registrant, SI Swan UK Bidco Limited, a private limited company incorporated under the laws of Guernsey (“Bidco”), SI Swan Guernsey Holdco Limited, a private limited company incorporated under the laws of Guernsey (“Parent”), and SI Swan Cayman Merger Sub Ltd., a Cayman Islands exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and upon the terms and subject to the conditions therein and in accordance with Part 16 of the Companies Act (as revised) of the Cayman Islands, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving company in the Merger. Following the completion of the Merger, Parent was liquidated so that the Registrant became a wholly owned subsidiary of Bidco and a beneficially owned subsidiary privately held by affiliates of Bidco and Formula Systems (1985) Ltd.

In connection with the completion of the Merger, the Registrant has terminated any and all offerings and sales and deregistered any and all of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered for issuance under the Registration Statements that remain unsold or otherwise unissued at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all of such securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on August 14, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holon, Israel, on December 17, 2025.

SAPIENS INTERNATIONAL CORPORATION N.V.

By:	/s/ Roni Al-Dor
Roni Al-Dor
President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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